EXHIBIT 99.1
FirstCash Reports Second Quarter Operating Results;
U.S. Pawn Fees Grow 22%, Driving 25% Increase in U.S. Pawn Segment Earnings;
47 Pawn Locations Added in Second Quarter Through Acquisitions and New Store Openings;
Quarterly Cash Dividend Increased to $0.38 per Share
____________________________________________________________

Fort Worth, Texas (July 25, 2024) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions through American First Finance (“AFF”), today announced operating results for the three and six month periods ended June 30, 2024. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.38 per share, an increase of 9% compared to the previous quarterly dividend of $0.35 per share, to be paid in August 2024.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report another quarter of record revenues and strong earnings growth. The U.S. pawn segment delivered outstanding results with a 25% increase in second quarter segment income, coupled with solid earnings results in both the LatAm pawn and AFF segments. FirstCash continued to invest significantly in the long-term growth of its core pawn operations during the second quarter, adding 26 U.S. pawn locations through multiple acquisitions and opening 21 new stores, mostly in Latin America.

“FirstCash’s balance sheet and cash flows remain exceptionally strong. In addition to acquisitions and new store openings, we repurchased $85 million of stock this quarter and raised the next quarterly cash dividend to further drive long-term shareholder value.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$831,012	$750,622	$831,012	$750,622
Net income	$49,073	$45,180	$61,898	$55,553
Diluted earnings per share	$1.08	$0.99	$1.37	$1.22
EBITDA (non-GAAP measure)	$117,651	$108,237	$121,882	$107,473
Weighted-average diluted shares	45,289	45,678	45,289	45,678

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$1,667,382	$1,513,361	$1,667,382	$1,513,361
Net income	$110,441	$92,568	$132,087	$113,253
Diluted earnings per share	$2.44	$2.01	$2.91	$2.46
EBITDA (non-GAAP measure)	$250,238	$218,941	$253,474	$217,043
Weighted-average diluted shares	45,338	45,993	45,338	45,993

Consolidated Operating Highlights
•Gross revenues totaled $831 million in the second quarter, an increase of 11% compared to the prior-year quarter, while net revenues (gross profit) increased 12% over the same period. Year-to-date revenues totaled $1.7 billion, an increase of 10% compared to the prior-year period, while net revenues increased 13% over the same period.
•Diluted earnings per share for the second quarter increased 9% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 12% compared to the prior-year quarter. Year-to-date diluted earnings per share increased 21% over the prior-year period on a GAAP basis while adjusted diluted earnings per share increased 18% compared to the prior-year period.
•Net income for the second quarter increased 9% over the prior-year quarter on a GAAP basis while adjusted net income increased 11% compared to the prior-year quarter. Year-to-date, net income totaled $110 million on a GAAP basis while adjusted net income was $132 million. For the twelve month period ended June 30, 2024, net income totaled $237 million on a GAAP basis while adjusted net income was $296 million.
•Adjusted EBITDA increased 13% in the second quarter compared to the prior-year quarter. For the twelve month period ended June 30, 2024, adjusted EBITDA totaled $548 million, an increase of 20% over the comparable prior-year period.
•Operating cash flows for the twelve month period ended June 30, 2024 were $439 million and adjusted free cash flows (a non-GAAP measure) were $220 million.

Store Base and Platform Growth
•Pawn Stores:
◦The Company added 47 new pawn locations in the second quarter through acquisitions and new store openings. Year-to-date, a total of 67 pawn locations have been added.
◦26 U.S. stores were added in the second quarter through three separate acquisitions in the states of North Carolina, Texas and Florida. Additionally, one new store opened in the Las Vegas, Nevada market.
◦There were 20 new store openings in Latin America in the second quarter which included 13 locations in Mexico, five locations in Guatemala and two locations in El Salvador. For the first six months of 2024, a total 39 new locations have opened in Latin America.
◦Over the last twelve months, the Company has opened and acquired a combined 188 locations. As of June 30, 2024, the Company has 3,018 locations, comprised of 1,201 U.S. locations and 1,817 locations in Latin America.
◦The Company also purchased the underlying real estate at 10 of its existing pawn stores during the second quarter, bringing the number of owned properties to over 360 locations.
•Retail POS Payment Solutions Merchant Partnerships:
◦At June 30, 2024, there were approximately 12,800 active retail and e-commerce merchant partner locations, representing a 22% increase in the number of active merchant locations compared to a year ago.
◦Since the Company’s acquisition of AFF in December 2021, the number of active merchant locations has almost doubled.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the second quarter of 2024 was a record $91 million, an increase of $18 million, or 25%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to 24% for the second quarter of 2024, an improvement over the 23% margin for the prior-year quarter. Year-to-date segment pre-tax operating income increased by $34 million, or 22%, compared to the prior-year period. The pre-tax operating margin increased to 25% for the year-to-date period, as compared to the 24% margin for the prior-year period.
•Pawn loan fees increased 22% for the second quarter and 21% year-to-date, while on a same-store basis, pawn loan fee revenue increased 12% for both the quarter and year-to-date periods compared to the respective prior-year periods. The increased pawn loan fee revenue reflected both store growth and continued growth in demand for pawn loans.
•Pawn receivables continued to grow to record levels, increasing 22% in total at June 30, 2024 compared to the prior year. The increase in total pawn receivables was driven by a 9% increase in the U.S. store count coupled with an impressive 11% same-store increase. The same-store increase was driven by a 7% increase in average loan size and a 3% increase in the number of loans outstanding.
•Retail merchandise sales increased 17% in the second quarter of 2024 compared to the prior-year quarter. Same-store retail sales increased 7% compared to the prior-year quarter, which was a meaningful sequential improvement from the 4% increase in the first quarter of 2024 as compared to the prior-year quarter.
•Retail sales margins were 42% for the second quarter, improving sequentially over the first quarter and in line with target margins of 41% to 43%. Year-to-date margins were also 42% which compared to 43% in the prior-year period.
•Annualized inventory turnover was 2.8 times for the trailing twelve months ended June 30, 2024, which equaled the prior-year annualized inventory turnover. Inventories aged greater than one year at June 30, 2024 decreased to 1% compared to 2% at June 30, 2023.
•Operating expenses for the second quarter increased 16% in total, due primarily to the 9% weighted-average store growth over the past year. Same-store expenses increased 5% compared to the prior-year quarter.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the second quarter of 2024 was 17.2 pesos / dollar, a favorable change of 3% versus the comparable prior-year period, and for the six month period ended June 30, 2024 was 17.1 pesos / dollar, a favorable change of 6% versus the prior-year period.
•Second quarter segment pre-tax operating income totaled $37 million, a marginal 2% decline compared to the prior year, which resulted in a pre-tax operating margin of 18% compared to 20% in the prior-year quarter. Year-to-date segment pre-tax operating income totaled $69 million, a 2% decline compared to the prior-year period, resulting in a pre-tax operating margin of 17% compared to 19% in the prior-year period. On a constant currency basis, segment income decreased 4% for the quarter and 7% for the year-to-date period due primarily to increased costs related to wage inflation and store expansion as described further below.
•Both total and same-store pawn loan fees increased 10%, or 7% on a constant currency basis, in the second quarter of 2024 as compared to the prior-year quarter. Total and same-store year-to-date pawn loan fees increased 13%, or 6% on a constant currency basis, compared to the prior-year period.
•While total receivables at June 30, 2024 were flat on U.S. dollar basis, they increased 8% on a constant currency basis compared to the prior year. Same-store pawn receivables increased 1% on a U.S. dollar basis and increased 8% on a constant currency basis.

•Both total and same-store retail merchandise sales in the second quarter of 2024 increased 6%, or 3% on a constant currency basis, compared to the prior-year quarter. Year-to-date retail merchandise sales increased 8%, or 2% on a constant currency basis, while same-store retail merchandise sales increased 7%, or 1% on a constant currency basis.
•Retail margins improved to 36% for the second quarter of 2024 compared to 35% in the prior-year quarter. Annualized inventory turnover was 4.3 times for the trailing twelve months ended June 30, 2024, which equaled the prior-year annualized inventory turnover, while inventories aged greater than one year at June 30, 2024 remained extremely low at 1%.
•Operating expenses increased 14% in total and 12% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 11% in total and 9% on a same-store basis. The increase in total expenses from all stores reflected increased store counts, accelerated store opening activity and higher labor costs (due primarily to further increases in the federal minimum wage and other mandated benefit programs), along with other inflationary impacts.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Second quarter segment pre-tax operating income totaled $26 million which equaled the prior-year quarter. Year-to-date segment pre-tax operating income totaled $59 million, an increase of 20% over the prior-year period.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, increased 1% compared to the prior-year quarter, and increased 6% year-to-date.
•Gross transaction volume from originated LTO and POS financing transactions totaled $252 million for the second quarter and $508 million year-to-date. 2024 origination activity represented a 1% increase from the first half of last year and a 2% decrease from the second quarter of 2023 as originations from new merchants offset most of the 20% decrease in second quarter same-door originations. Most of the same-door origination decrease was in AFF’s significant furniture category as many furniture, appliance and electronics retailers experienced continued contraction in retail sales activity during the second quarter of 2024. AFF realized significant year-over-year increases in both door counts and transaction volumes in other growing verticals, including automotive products and services, jewelry and elective medical services.
•Combined gross leased merchandise and finance receivables outstanding at June 30, 2024 decreased 2% compared to the June 30, 2023 balances, which is consistent with the second quarter of 2024 origination activity.
•The combined lease and loan loss provision as a percentage of the total gross transaction volume originated was 31% for the second quarter of 2024, materially in-line with the 32% provisioning rate in the second quarter of 2023. The resulting allowance on leased merchandise and finance receivables at June 30, 2024 was 45% of the gross receivables, which was consistent with the prior year.
•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products was 5.0% for the second quarter of 2024 and 5.1% for the year-to-date period. While slightly above the prior year, charge-offs remain within the range of forecasted expectations.
•Operating expenses decreased 5% compared to the prior-year quarter and decreased 1% year-to-date, which was reflective of second quarter origination activity and continued realization of operating synergies.

Cash Flow and Liquidity
•Each of the Company’s business segments generated significant operating cash flows during the twelve month period ended June 30, 2024. Consolidated operating cash flows for the twelve month period ended June 30, 2024 totaled $439 million and adjusted free cash flows (a non-GAAP measure) were $220 million. The cash flows helped fund significant growth in earning assets and continued investments in the store platform over the past twelve months, which included acquisitions of pawn stores totaling $241 million and investments in real estate of $57 million.
•The majority (over $1.5 billion) of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032.
•Based on trailing twelve month results, the Company’s net debt to adjusted EBITDA ratio was 2.89x at June 30, 2024.

Shareholder Returns
•The Board of Directors declared a $0.38 per share third quarter cash dividend, which will be paid on August 30, 2024 to stockholders of record as of August 15, 2024.
•On an annualized basis, the dividend is now $1.52 per share, representing a 9% increase over the previous annualized dividend of $1.40 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•The Company repurchased 721,000 shares of common stock during the second quarter at an aggregate cost of $85 million. The Company has $115 million available under the $200 million share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•The Company generated a 12% return on equity and a 6% return on assets for the twelve months ended June 30, 2024. Using adjusted net income for the twelve months ended June 30, 2024, the adjusted return on equity was 15% while the adjusted return on assets was 7%.

2024 Outlook
The Company’s outlook for 2024 continues to be highly positive, with expected year-over-year growth in consolidated revenue and earnings driven by the continued growth in earning asset balances coupled with recent store additions. Anticipated conditions and trends for the remainder of 2024 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2024 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be over 80% of total segment level pre-tax income for the full year.
•The Company continues to target the addition of approximately 90 to 100 total pawn locations for 2024 through a combination of new store openings and acquisitions.
U.S. Pawn
•U.S. pawn operations are expected to benefit in 2024 from full year revenue and earnings contributions from the 87 stores acquired in the second half of 2023 coupled with further growth from the 27 stores acquired in the first half of 2024.
•Total pawn receivables, which drive future pawn fees and sellable inventories, were up 22% at June 30, 2024 compared to a year ago, with July balances to date up similarly. Although as a reminder, these growth rates for the balance of 2024 are expected to moderate as the Company begins to lap the significant growth in pawn receivables in the second half of 2023.

•Retail sales are expected to follow similar trends to pawn fees with retail margins expected to remain steady.
•Store operating expenses are expected to increase in line with store additions.
Latin America Pawn
•Latin America pawn loan growth to-date in July is up 7% on a constant currency basis and flat on a dollar basis as compared to the prior-year period. Full year 2024 fee growth is anticipated to remain in a mid-single digit range or better assuming foreign exchange rates remain steady.
•Retail sales in Latin America are also expected to grow, although at a slightly slower rate than pawn fees given current inventory levels, which remain below historical levels as a percentage of pawn receivables. Retail margins are anticipated to remain in a 35% to 36% range.
•Store operating expenses in Latin America this year are expected to rise in a range of 7% to 10% on a constant currency basis for the full year compared to last year due to increased store counts along with continued inflationary impacts primarily related to further minimum wage increases in Latin America. Even with increased operating expenses, the Company still anticipates earnings growth from the Latin America segment over the remainder of the year.

Retail POS Payment Solutions (AFF) Operations:
•While retail sales for many of AFF’s furniture, appliance and electronics merchant partners were down during the first half of 2024, the Company is still projecting its full year and second half gross transaction volumes for 2024 to exceed 2023 results. Resulting gross revenues for the second half of 2024 are expected to be flat to down slightly compared to the prior year due to lower second quarter origination activity and resulting receivable balances.
•The origination and revenue outlook contemplates the recently announced bankruptcy filing of Conn’s Home Plus and assumes minimal originations going forward from this merchant relationship. The Company does not expect that Conn’s bankruptcy filing will have a material impact on expected second half earnings.
•The second half lease and loan loss provision expense for 2024 is expected to increase given an improving second half origination forecast, with anticipated provision rates (combined provision for lease and loan losses as a percentage of the total gross transaction volume originated) ranging between 26% and 30% in the second half of the year.
•Combined operating and administrative expenses for AFF for the full year are expected to be approximately 1% to 3% below the prior year through cost saving initiatives and continued realization of operating synergies with FirstCash.

Interest Expense, Tax Rates and Currency:
•Net interest expense is expected to increase for full year 2024 compared to 2023, with most of the increase expected in the first half of 2024 due primarily to higher year-over-year interest rates for the comparative periods.
•For the full year of 2024, the effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 25% to 26%.
•Each full point change in the exchange rate of the Mexico peso represents an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s second quarter results and outlook for the remainder of 2024, “Our second quarter and year-to-date operating results were outstanding and the outlook for the remainder of 2024 is highly positive. In addition, we continue to utilize our balance sheet and strong cash flows to further invest in the long-term growth of our core pawn operations and provide shareholder returns through the increased dividend and stock repurchases.

“Pawn demand continues to be extremely strong as evidenced by outstanding second quarter results in our U.S. pawn segment. This represents the fourth consecutive quarter of double-digit growth in same-store pawn receivables and pawn fees. Pawn retail metrics in the U.S. were also impressive, with a 7% increase in same-store merchandise sales and sequential gross margin improvement. Store growth in the U.S. also remains robust as we completed three separate acquisitions which added 26 domestic locations during the quarter and have acquired a total of 114 locations over the past 12 months. Given the store growth coupled with the strong same-store increases, our total U.S. pawn receivables are up 22% over last year as we begin the second half of 2024.

“In Latin America, we continued to see improving pawn demand in the second quarter combined with strong retail sales and margins. Additionally we have opened an impressive 39 locations in just the first six months of this year and continue to evaluate acquisition opportunities and look to further expand our market leading position in Latin America. With the current momentum, we believe that we are well positioned for segment revenue and earnings growth in the second half as well.

“We also remain positive on the long-term growth prospects for the retail POS payment solutions segment. AFF has developed a diversified merchant base representing almost 30 different retail and services verticals, with no single relationship accounting for more than approximately 15% of total merchant contribution. AFF continues to grow relationships and portfolios within each of the verticals served, providing additional stability and diversification. Based on the most recent trends in June and July, we expect growth in total originations in the second half driven by increased door counts and an influx of higher quality applicants resulting from a noticeable pullback in approvals from certain upstream lenders.

“The Company’s cash flows and balance sheet remain extremely strong. In addition to the investments in acquisitions, new locations and real estate, we repurchased $85 million of Company stock during the quarter. Furthermore, we again increased our quarterly cash dividend to an annualized payout of $1.52 per share in order to further bolster shareholder returns,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 12,800 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2024. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and higher gas prices, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity at AFF’s merchant partners; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Revenue:
Retail merchandise sales	$363,463	$320,864	$730,284	$648,779
Pawn loan fees	181,046	154,178	360,581	305,738
Leased merchandise income	194,570	189,805	400,241	373,243
Interest and fees on finance receivables	56,799	58,192	114,186	112,834
Wholesale scrap jewelry sales	35,134	27,583	62,090	72,767
Total revenue	831,012	750,622	1,667,382	1,513,361

Cost of revenue:
Cost of retail merchandise sold	218,147	192,271	441,676	391,272
Depreciation of leased merchandise	110,157	102,521	230,441	204,126
Provision for lease losses	47,653	52,873	90,663	101,938
Provision for loan losses	31,116	28,190	61,534	57,475
Cost of wholesale scrap jewelry sold	28,542	21,880	51,831	57,607
Total cost of revenue	435,615	397,735	876,145	812,418

Net revenue	395,397	352,887	791,237	700,943

Expenses and other income:
Operating expenses	228,369	204,781	449,505	403,842
Administrative expenses	45,576	40,355	88,633	79,372
Depreciation and amortization	26,547	27,050	52,574	54,161
Interest expense	25,187	21,071	50,605	41,968
Interest income	(261)	(408)	(1,004)	(925)
Loss (gain) on foreign exchange	1,437	(817)	1,251	(1,619)
Merger and acquisition expenses	1,364	252	1,961	283
Other expenses (income), net	1,000	79	(351)	124
Total expenses and other income	329,219	292,363	643,174	577,206

Income before income taxes	66,178	60,524	148,063	123,737

Provision for income taxes	17,105	15,344	37,622	31,169

Net income	$49,073	$45,180	$110,441	$92,568

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$113,693	$104,598	$127,018
Accounts receivable, net	72,158	63,337	71,922
Pawn loans	491,731	426,165	471,846
Finance receivables, net	105,401	110,555	113,901
Inventories	315,424	267,142	312,089
Leased merchandise, net	142,935	143,145	171,191
Prepaid expenses and other current assets	31,923	30,102	38,634
Total current assets	1,273,265	1,145,044	1,306,601

Property and equipment, net	661,005	587,934	632,724
Operating lease right of use asset	324,651	305,513	328,458
Goodwill	1,794,957	1,600,068	1,727,652
Intangible assets, net	253,910	303,642	277,724
Other assets	9,606	9,586	10,242
Deferred tax assets, net	5,014	7,770	6,514
Total assets	$4,322,408	$3,959,557	$4,289,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$141,314	$146,163	$163,050
Customer deposits and prepayments	76,452	70,056	70,580
Lease liability, current	97,809	96,215	101,962
Total current liabilities	315,575	312,434	335,592

Revolving unsecured credit facilities	150,000	376,000	568,000
Senior unsecured notes	1,529,870	1,036,660	1,037,647
Deferred tax liabilities, net	129,060	140,609	136,773
Lease liability, non-current	219,454	197,135	215,485
Total liabilities	2,343,959	2,062,838	2,293,497

Stockholders’ equity:
Common stock	575	573	573
Additional paid-in capital	1,760,986	1,734,122	1,741,046
Retained earnings	1,296,721	1,122,579	1,218,029
Accumulated other comprehensive loss	(84,366)	(49,258)	(43,037)
Common stock held in treasury, at cost	(995,467)	(911,297)	(920,193)
Total stockholders’ equity	1,978,449	1,896,719	1,996,418
Total liabilities and stockholders’ equity	$4,322,408	$3,959,557	$4,289,915

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expenses of pawn store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expenses of certain operations-focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Segment Results

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	June 30,
	2024	2023	Increase
Revenue:
Retail merchandise sales (1)	$230,093	$196,043	17%
Pawn loan fees	120,332	98,973	22%
Wholesale scrap jewelry sales	26,311	17,652	49%
Total revenue	376,736	312,668	20%

Cost of revenue:
Cost of retail merchandise sold (2)	132,449	111,539	19%
Cost of wholesale scrap jewelry sold	21,269	14,225	50%
Total cost of revenue	153,718	125,764	22%

Net revenue	223,018	186,904	19%

Segment expenses:
Operating expenses	125,192	108,159	16%
Depreciation and amortization	7,231	6,330	14%
Total segment expenses	132,423	114,489	16%

Segment pre-tax operating income	$90,595	$72,415	25%

Operating metrics:
Retail merchandise sales margin	42%	43%
Net revenue margin	59%	60%
Segment pre-tax operating margin	24%	23%

(1)Includes $1.1 million and $1.8 million of retail merchandise sales from intersegment transactions for the three months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment sales, consolidated U.S. retail merchandise sales for the three months ended June 30, 2024 and 2023 totaled $229.0 million and $194.3 million, respectively.

(2)Includes $0.6 million and $0.9 million of cost of retail merchandise sold from intersegment transactions for the three months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold for the three months ended June 30, 2024 and 2023 totaled $131.9 million and $110.6 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Six Months Ended
	June 30,
	2024	2023	Increase
Revenue:
Retail merchandise sales (1)	$467,083	$406,724	15%
Pawn loan fees	243,306	201,657	21%
Wholesale scrap jewelry sales	44,037	43,968	—%
Total revenue	754,426	652,349	16%

Cost of revenue:
Cost of retail merchandise sold (2)	272,363	233,468	17%
Cost of wholesale scrap jewelry sold	36,535	35,307	3%
Total cost of revenue	308,898	268,775	15%

Net revenue	445,528	383,574	16%

Segment expenses:
Operating expenses	244,087	217,940	12%
Depreciation and amortization	14,244	12,200	17%
Total segment expenses	258,331	230,140	12%

Segment pre-tax operating income	$187,197	$153,434	22%

Operating metrics:
Retail merchandise sales margin	42%	43%
Net revenue margin	59%	59%
Segment pre-tax operating margin	25%	24%

(1)Includes $2.1 million and $3.5 million of retail merchandise sales from intersegment transactions for the six months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment sales, consolidated U.S. retail merchandise sales for the six months ended June 30, 2024 and 2023 totaled $465.0 million and $403.3 million, respectively.

(2)Includes $1.1 million and $1.8 million of cost of retail merchandise sold from intersegment transactions for the six months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold for the six months ended June 30, 2024 and 2023 totaled $271.2 million and $231.6 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of June 30,
	2024	2023	Increase
Earning assets:
Pawn loans	$356,342	$291,447	22%
Inventories	223,428	180,410	24%
	$579,770	$471,857	23%

Average outstanding pawn loan amount (in ones)	$260	$241	8%

Composition of pawn collateral:
General merchandise	30%	31%
Jewelry	70%	69%
	100%	100%

Composition of inventories:
General merchandise	43%	44%
Jewelry	57%	56%
	100%	100%

Percentage of inventory aged greater than one year	1%	2%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,	Increase /
	June 30,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$134,445	$126,581	6%	$130,688	3%
Pawn loan fees	60,714	55,205	10%	59,013	7%
Wholesale scrap jewelry sales	8,823	9,931	(11)%	8,823	(11)%
Total revenue	203,982	191,717	6%	198,524	4%

Cost of revenue:
Cost of retail merchandise sold	86,276	81,660	6%	83,871	3%
Cost of wholesale scrap jewelry sold	7,273	7,655	(5)%	7,070	(8)%
Total cost of revenue	93,549	89,315	5%	90,941	2%

Net revenue	110,433	102,402	8%	107,583	5%

Segment expenses:
Operating expenses	67,902	59,507	14%	66,044	11%
Depreciation and amortization	5,418	5,203	4%	5,265	1%
Total segment expenses	73,320	64,710	13%	71,309	10%

Segment pre-tax operating income	$37,113	$37,692	(2)%	$36,274	(4)%

Operating metrics:
Retail merchandise sales margin	36%	35%		36%
Net revenue margin	54%	53%		54%
Segment pre-tax operating margin	18%	20%		18%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,	Increase /
	June 30,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$265,294	$245,518	8%	$249,860	2%
Pawn loan fees	117,275	104,081	13%	110,427	6%
Wholesale scrap jewelry sales	18,053	28,799	(37)%	18,053	(37)%
Total revenue	400,622	378,398	6%	378,340	—%

Cost of revenue:
Cost of retail merchandise sold	170,459	159,623	7%	160,578	1%
Cost of wholesale scrap jewelry sold	15,296	22,300	(31)%	14,395	(35)%
Total cost of revenue	185,755	181,923	2%	174,973	(4)%

Net revenue	214,867	196,475	9%	203,367	4%

Segment expenses:
Operating expenses	135,327	115,263	17%	127,643	11%
Depreciation and amortization	10,523	10,648	(1)%	9,919	(7)%
Total segment expenses	145,850	125,911	16%	137,562	9%

Segment pre-tax operating income	$69,017	$70,564	(2)%	$65,805	(7)%

Operating metrics:
Retail merchandise sales margin	36%	35%		36%
Net revenue margin	54%	52%		54%
Segment pre-tax operating margin	17%	19%		17%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				June 30,
	As of June 30,		Increase /	2024	Increase
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$135,389	$134,718	—%	$145,045	8%
Inventories	91,996	86,732	6%	98,498	14%
	$227,385	$221,450	3%	$243,543	10%

Average outstanding pawn loan amount (in ones)	$89	$91	(2)%	$95	4%

Composition of pawn collateral:
General merchandise	63%	66%
Jewelry	37%	34%
	100%	100%

Composition of inventories:
General merchandise	69%	69%
Jewelry	31%	31%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.3 times	4.3 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$194,570	$189,805	3%
Interest and fees on finance receivables	56,799	58,192	(2)%
Total revenue	251,369	247,997	1%

Cost of revenue:
Depreciation of leased merchandise (1)	110,567	103,062	7%
Provision for lease losses (2)	47,824	53,048	(10)%
Provision for loan losses	31,116	28,190	10%
Total cost of revenue	189,507	184,300	3%

Net revenue	61,862	63,697	(3)%

Segment expenses:
Operating expenses	35,275	37,115	(5)%
Depreciation and amortization	678	751	(10)%
Total segment expenses	35,953	37,866	(5)%

Segment pre-tax operating income	$25,909	$25,831	—%

(1)Includes $0.4 million and $0.5 million of depreciation of leased merchandise from intersegment transactions for the three months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated depreciation of leased merchandise for the three months ended June 30, 2024 and 2023 totaled $110.2 million and $102.5 million, respectively.

(2)Includes $0.2 million of provision for lease losses from intersegment transactions for both the three months ended June 30, 2024 and 2023 related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated provision for lease losses for the three months ended June 30, 2024 and 2023 totaled $47.7 million and $52.9 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$400,241	$373,243	7%
Interest and fees on finance receivables	114,186	112,834	1%
Total revenue	514,427	486,077	6%

Cost of revenue:
Depreciation of leased merchandise (1)	231,341	205,234	13%
Provision for lease losses (2)	91,004	102,214	(11)%
Provision for loan losses	61,534	57,475	7%
Total cost of revenue	383,879	364,923	5%

Net revenue	130,548	121,154	8%

Segment expenses:
Operating expenses	70,091	70,639	(1)%
Depreciation and amortization	1,399	1,487	(6)%
Total segment expenses	71,490	72,126	(1)%

Segment pre-tax operating income	$59,058	$49,028	20%

(1)Includes $0.9 million and $1.1 million of depreciation of leased merchandise from intersegment transactions for the six months ended June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated depreciation of leased merchandise for the six months ended June 30, 2024 and 2023 totaled $230.4 million and $204.1 million, respectively.

(2)Includes $0.3 million of provision for lease losses from intersegment transactions for both the six months ended June 30, 2024 and 2023 related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated provision for lease losses for the six months ended June 30, 2024 and 2023 totaled $90.7 million and $101.9 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$146,778	$154,103	(5)%
Finance receivables	105,258	101,863	3%
Total gross transaction volume	$252,036	$255,966	(2)%

	Six Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$300,899	$305,278	(1)%
Finance receivables	207,422	200,303	4%
Total gross transaction volume	$508,321	$505,581	1%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of June 30,		Increase /
	2024	2023	(Decrease)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$246,457	$255,465	(4)%
Less allowance for lease losses	(103,301)	(110,964)	(7)%
Leased merchandise, net (1)	$143,156	$144,501	(1)%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$205,362	$203,609	1%
Less allowance for loan losses	(99,961)	(93,054)	7%
Finance receivables, net	$105,401	$110,555	(5)%

(1)Includes $0.2 million and $1.4 million of intersegment transactions as of June 30, 2024 and 2023, respectively, related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated net leased merchandise as of June 30, 2024 and 2023 totaled $142.9 million and $143.1 million, respectively.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

	Three Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$95,786	$93,269	3%
Provision for lease losses (1)	47,824	53,048	(10)%
Charge-offs	(41,973)	(37,026)	13%
Recoveries	1,664	1,673	(1)%
Balance at end of period	$103,301	$110,964	(7)%

Leased merchandise portfolio metrics:
Provision rate (2)	33%	34%
Average monthly net charge-off rate (3)	5.4%	4.7%
Delinquency rate (4)	23.0%	21.4%

Allowance for loan losses:
Balance at beginning of period	$96,020	$88,610	8%
Provision for loan losses	31,116	28,190	10%
Charge-offs	(28,813)	(25,274)	14%
Recoveries	1,638	1,528	7%
Balance at end of period	$99,961	$93,054	7%

Finance receivables portfolio metrics:
Provision rate (2)	30%	28%
Average monthly net charge-off rate (3)	4.5%	4.0%
Delinquency rate (4)	20.0%	19.1%

(1)Includes $0.2 million of provision for lease losses from intersegment transactions for both the three months ended June 30, 2024 and 2023 related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated provision for lease losses for the three months ended June 30, 2024 and 2023 totaled $47.7 million and $52.9 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

	Six Months Ended
	June 30,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$95,752	$79,576	20%
Provision for lease losses (1)	91,004	102,214	(11)%
Charge-offs	(87,122)	(74,172)	17%
Recoveries	3,667	3,346	10%
Balance at end of period	$103,301	$110,964	(7)%

Leased merchandise portfolio metrics:
Provision rate (2)	30%	33%
Average monthly net charge-off rate (3)	5.4%	4.8%
Delinquency rate (4)	23.0%	21.4%

Allowance for loan losses:
Balance at beginning of period	$96,454	$84,833	14%
Provision for loan losses	61,534	57,475	7%
Charge-offs	(62,092)	(52,391)	19%
Recoveries	4,065	3,137	30%
Balance at end of period	$99,961	$93,054	7%

Finance receivables portfolio metrics:
Provision rate (2)	30%	29%
Average monthly net charge-off rate (3)	4.7%	4.2%
Delinquency rate (4)	20.0%	19.1%

(1)Includes $0.3 million of provision for lease losses from intersegment transactions for both the six months ended June 30, 2024 and 2023 related to the Company offering AFF’s LTO payment solution in its U.S. pawn stores that are eliminated upon consolidation. Excluding these intersegment transactions, consolidated provision for lease losses for the six months ended June 30, 2024 and 2023 totaled $90.7 million and $101.9 million, respectively.

(2)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(3)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(4)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of June 30, 2024, the Company operated 3,018 pawn store locations composed of 1,201 stores in 29 U.S. states and the District of Columbia, 1,716 stores in 32 states in Mexico, 72 stores in Guatemala, 17 stores in El Salvador and 12 stores in Colombia.

The following tables detail pawn store count activity for the three and six months ended June 30, 2024:

	Three Months Ended June 30, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,179	1,818	2,997
New locations opened (1)	1	20	21
Locations acquired	26	—	26
Consolidation of existing pawn locations (2)	(5)	(21)	(26)
Total locations, end of period	1,201	1,817	3,018

	Six Months Ended June 30, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,183	1,814	2,997
New locations opened (1)	1	39	40
Locations acquired	27	—	27
Consolidation of existing pawn locations (2) (3)	(10)	(36)	(46)
Total locations, end of period	1,201	1,817	3,018

(1)In addition to new store openings, the Company strategically relocated four stores in the U.S. during the three months ended June 30, 2024. During the six months ended June 30, 2024, the Company strategically relocated six stores in the U.S.

(2)Store consolidations were primarily acquired locations over the past seven years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(3)Includes 10 pawnshops located in Acapulco, Mexico that were severely damaged by a hurricane in the fall of 2023 which the Company elected to consolidate with other stores in this market. The Company expects to replace certain of these locations in this market over time as the city’s infrastructure recovers.

Retail POS Payment Solutions

As of June 30, 2024, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 12,800 active retail merchant partner locations located in all 50 U.S. states, the District of Columbia and Puerto Rico. This compares to the active door count of approximately 10,500 locations at June 30, 2023.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses in order to allow more accurate comparisons of the financial results to prior periods. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (i) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (ii) to improve comparability of current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$49,073	$45,180	$110,441	$92,568	$237,174	$231,950
Adjustments, net of tax:
Merger and acquisition expenses	1,047	191	1,504	213	7,380	2,338
Non-cash foreign currency loss (gain) related to lease liability	1,307	(766)	1,138	(1,613)	973	(2,047)
AFF purchase accounting and other adjustments	9,572	10,887	19,145	21,989	51,497	56,685
Gain on revaluation of contingent acquisition consideration	—	—	—	—	—	(38,181)
Other expenses (income), net	899	61	(141)	96	(1,316)	214
Adjusted net income	$61,898	$55,553	$132,087	$113,253	$295,708	$250,959

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
	Per Share	Per Share	Per Share	Per Share
Diluted earnings per share, as reported	$1.08	$0.99	$2.44	$2.01
Adjustments, net of tax:
Merger and acquisition expenses	0.03	—	0.03	0.01
Non-cash foreign currency loss (gain) related to lease liability	0.03	(0.01)	0.02	(0.04)
AFF purchase accounting and other adjustments	0.21	0.24	0.42	0.48
Other expenses (income), net	0.02	—	—	—
Adjusted diluted earnings per share	$1.37	$1.22	$2.91	$2.46

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
Net income	$49,073	$45,180	$110,441	$92,568	$237,174	$231,950
Income taxes	17,105	15,344	37,622	31,169	80,001	68,788
Depreciation and amortization	26,547	27,050	52,574	54,161	107,574	106,469
Interest expense	25,187	21,071	50,605	41,968	101,880	80,209
Interest income	(261)	(408)	(1,004)	(925)	(1,548)	(1,340)
EBITDA	117,651	108,237	250,238	218,941	525,081	486,076
Adjustments:
Merger and acquisition expenses	1,364	252	1,961	283	9,600	3,043
Non-cash foreign currency loss (gain) related to lease liability	1,867	(1,095)	1,626	(2,305)	1,391	(2,925)
AFF purchase accounting and other adjustments (1)	—	—	—	—	13,968	16,710
Gain on revaluation of contingent acquisition consideration	—	—	—	—	—	(46,560)
Other expenses (income), net	1,000	79	(351)	124	(1,877)	278
Adjusted EBITDA	$121,882	$107,473	$253,474	$217,043	$548,163	$456,622

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

(1)The following table details AFF purchase accounting and other adjustments (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
Amortization of fair value adjustment on acquired finance receivables included in interest and fees on finance receivables	$—	$—	$—	$—	$—	$14,970
Amortization of fair value adjustment on acquired leased merchandise included in depreciation of leased merchandise	—	—	—	—	—	1,740
Other non-recurring costs included in administrative expenses related to a discontinued finance product	—	—	—	—	13,968	—
	$—	$—	$—	$—	$13,968	$16,710

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2024	2023	2024	2023	2024	2023
Cash flow from operating activities	$106,187	$95,075	$228,719	$205,669	$439,192	$448,207
Cash flow from certain investing activities:
Pawn loans, net (1)	(46,036)	(44,170)	(20,887)	188	(56,053)	(3,364)
Finance receivables, net	(22,252)	(32,585)	(37,563)	(57,125)	(95,880)	(118,932)
Purchases of furniture, fixtures, equipment and improvements	(16,237)	(14,520)	(42,664)	(28,348)	(74,464)	(44,248)
Free cash flow	21,662	3,800	127,605	120,384	212,795	281,663
Merger and acquisition expenses paid, net of tax benefit	1,047	191	1,504	213	7,380	2,338
Adjusted free cash flow	$22,709	$3,991	$129,109	$120,597	$220,175	$284,001

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
June 30, 2024
Adjusted net income (1)	$295,708

Average stockholders’ equity (average of five most recent quarter-end balances)	$1,966,910
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	15%

Average total assets (average of five most recent quarter-end balances)	$4,198,779
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	June 30,		Favorable /
	2024	2023	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	18.4	17.1	(8)%
Three months ended	17.2	17.7	3%
Six months ended	17.1	18.2	6%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.8	—%
Three months ended	7.8	7.8	—%
Six months ended	7.8	7.8	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,148	4,191	1%
Three months ended	3,927	4,431	11%
Six months ended	3,921	4,596	15%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com